(a)(62)

FORM OF

AMENDMENT NO. 51 TO TRUST INSTRUMENT OF

VOYA FUNDS TRUST

Establishment of New Series

Effective: November 18, 2022

THIS AMENDMENT NO. 51 TO THE TRUST INSTRUMENT OF VOYA FUNDS TRUST ("VFT"), a Delaware statutory trust, dated July 30, 1998, as amended (the "Trust Instrument"), reflects resolutions adopted by the Board of Trustees of VFT on November 17, 2022 with respect to Voya VACS Series HYB Fund (the "Fund"), a new series of VFT, acting pursuant to the Trust Instrument, including Article II, Section 2.6 and Article XI, Section 11.8 of VFT's Trust Instrument. The resolutions serve to establish and designate a new series of VFT.

VOYA FUNDS TRUST

SECRETARY'S CERTIFICATE

I, Joanne F. Osberg, Vice President and Secretary of Voya Funds Trust ("VFT"), do

hereby certify that the following is a true copy of resolutions duly adopted by the Board of

Trustees of VFT at a meeting held on November 17, 2022 with regard to the establishment of

Voya VACS Series HYB Fund, a new series of VFT:

RESOLVED, that pursuant to the Trust Instrument, dated July 30, 1998, as amended (the "VFT Charter") of Voya Funds Trust ("VFT"), a Delaware statutory trust, including Article II, Section 2.6 and Article XI, Section 11.8 of the VFT Charter, the establishment of an additional series of VFT designated as Voya VACS Series HYB Fund (the "Fund"), or a substantially similar name, be, and it hereby is, approved;

FURTHER RESOLVED, that pursuant to the VFT Charter, including Article II, Section 2.6 and Article XI, Section 11.8, the Board of Trustees of VFT hereby establishes and designates shares for the Fund (the "Shares");

FURTHER RESOLVED, that VFT be, and it hereby is, authorized to issue and to sell for cash or securities from time to time an unlimited number of full and/or fractional Shares of beneficial interest of the Fund, such shares to be issued and sold at net asset value per share, and, in the case of fractional shares, at a proportionate reduction in such price, and in accordance with the applicable provisions of the VFT Charter, the by-laws, the laws of the state of Delaware, and the federal securities laws;

FURTHER RESOLVED, that such shares shall be issued in uncertificated form, unless and to the extent necessary, in the judgment of VFT's officers, with the advice of VFT counsel, to conduct the offering and listing of the Shares;

FURTHER RESOLVED, that when so issued and paid for, such shares shall be duly and validly issued, fully paid and non-assessable;

FURTHER RESOLVED, that the Fund shall have the relative rights, preferences and characteristics (including conversion of share classes) specified in the VFT Charter and registration statement on Form N-1A (as amended from time to time);

FURTHER RESOLVED, that the officers of VFT be, and each hereby is, authorized, with the advice of counsel, to take any and all such actions they determine, in their discretion, to be necessary or desirable to prepare, execute and deliver an Amendment to the VFT Charter to establish the Fund, to be effective on a date deemed appropriate by the officers of VFT; and

FURTHER RESOLVED, that shares of the Fund be qualified or registered for sale in various states and other jurisdictions, that the officers of VFT be, and each hereby is, authorized to determine the states and other jurisdictions in which appropriate action shall be taken to qualify or register for sale all or such part of said shares as said officers may deem advisable; and that the officers of VFT be, and each hereby is, authorized to perform in the name and on behalf of VFT any and all such acts as such officer may deem necessary or desirable in order to comply with the applicable laws of any such states and jurisdictions.

____________________________________

Joanne F. Osberg

Vice President and Secretary

Dated: _____________________